                                                                    EXHIBIT 99.1

(LITTELFUSE LOGO)                                                           NEWS
                                Littelfuse, Inc.
NEWS RELEASE                    ------------------------------------------------
                                800 East Northwest Highway Des Plaines, IL 60016
                                ------------------------------------------------
                                (847) 824-1188 - (847) 391-0894 - FAX #
                                ------------------------------------------------

CONTACT: PHIL FRANKLIN,
   VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566

                    LITTELFUSE REPORTS FIRST QUARTER RESULTS

      DES PLAINES, ILLINOIS, APRIL 30, 2008 - Littelfuse, Inc. (NASDAQ/NGS:LFUS) today reported sales and earnings for the first quarter of 2008.

First Quarter Highlights

   - Sales for the first quarter of 2008 were $133.7 million, an increase of $1.9 million or 1% compared to the first quarter of 2007. Automotive and electrical sales increased 8% and 5%, respectively, compared to the prior-year quarter, while electronics sales declined 1%.

   - Diluted earnings per share for the first quarter of 2008 were $0.19 compared to diluted earnings per share of $0.28 for the first quarter of 2007.

   - Adjusted diluted earnings per share (see Supplemental Information) were $0.36, which excludes $5.2 million of charges primarily related to severance for the recently-announced Matamoros, Mexico plant closure. This corresponds with the company's previous guidance of $0.32 to $0.37 per share.

   - Capital expenditures for the first quarter of 2008 increased to $11.5 million compared to $5.1 million in the prior-year quarter due to spending for facilities and equipment to support the previously disclosed manufacturing transfers. Cash flow from operating activities was negative $1.0 million for the first quarter of 2008 compared to $1.0 million in the prior-year quarter. Increases in inventories to support the manufacturing transfers and severance payments related to plant closures contributed to the negative cash result.

   - The company completed the acquisition of Shock Block Corporation in the first quarter of 2008. Shock Block supplies high-current ground fault protection devices for use in a wide variety of industrial applications. Shock Block sales are approximately $2 million annually.

                                     -more-

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Page 2

   - The company repurchased 218,000 shares of its common stock in the first quarter at an average price per share of $30.38. At the end of the first quarter of 2008, the company had 282,000 shares remaining on the authorized stock repurchase plan.

   - The book-to-bill ratio for electronics for the first quarter of 2008 was 1.11, which is up from 0.96 at the end of 2007.

      "The first quarter played out largely as we expected, which puts us on track to meet our plan for the year," said Gordon Hunter, Chief Executive Officer. "We made excellent progress on our manufacturing transfers. The automotive business continues to perform well despite headwinds in the North American market. Electrical sales have slowed from the double digit increases of last year, but this business continues to grow and generate superior margins. The electronics business had a slow start to the year, but since the Lunar New Year in early February, orders have been strong and sales have been increasing."


Second Quarter Outlook

   - Sales for the second quarter of 2008 are expected to be in the range of $142 to $147 million, which represents 10 to 14% growth over the prior-year quarter.

   - As previously stated, margins will be impacted throughout 2008 by costs related to manufacturing transfers, including redundant overhead, equipment move costs, training and retention incentives. These costs are expected to average about $3 million per quarter through the remainder of 2008.

   - Diluted earnings for the second quarter of 2008 are expected to be in the range of $0.42 to $0.48 per share.

                                     -more-

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Page 3

Conference Call Webcast Information

      Littelfuse will host a conference call today, Wednesday, April 30, 2008 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2008 and can be accessed through the Web site listed above.

About Littelfuse

      As the worldwide leader in circuit protection products and solutions with annual sales of $536.1 million in 2007, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.

      For more information, please visit Littelfuse's web site at www.littelfuse.com.

                                     -more-

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Page 4

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

This press release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations and the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks that may be detailed in the company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 under the heading "Risk Factors" and elsewhere in the company's other Securities and Exchange Commission filings. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements. The company assumes no obligation to update this forward-looking information, except as required by law.

                                     -more-

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Page 5
                                LITTELFUSE, INC.
                      SALES BY BUSINESS UNIT AND GEOGRAPHY
                        (dollars in millions, unaudited)

                                   FIRST QUARTER
                           -----------------------------
                              2008      2007    % CHANGE
                           ---------  --------  --------
BUSINESS UNIT
Electronics                $    84.8  $   86.1    (1.5%)
Automotive                      36.3      33.7     7.7%
Electrical                      12.6      12.0     5.0%
                           ---------  --------
     Total                 $   133.7  $  131.8     1.4%
                           =========  ========

                                   FIRST QUARTER
                           -----------------------------
                              2008      2007    % CHANGE
                           ---------  --------  --------
GEOGRAPHY
Americas                   $    49.7  $   51.4    (3.3%)
Europe                          33.3      31.2     6.7%
Asia-Pacific                    50.7      49.2     3.0%
                           ---------  --------
     Total                 $   133.7  $  131.8     1.4%
                           =========  ========

                                     -more-
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Page 6

                                LITTELFUSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)

                                                 MARCH 29, 2008  December 29, 2007
                                                 --------------  -----------------
Assets
Current assets:
  Cash and cash equivalents....................    $   53,434        $   64,943
  Accounts receivable..........................        91,199            85,607
  Inventories..................................        64,064            58,845
  Deferred income taxes........................        11,110            10,986
  Prepaid expenses and other current assets....        18,780            14,789
                                                   ----------        ----------
Total current assets...........................       238,587           235,170

Property, plant, and equipment:
  Land.........................................        11,656            12,573
  Buildings....................................        47,473            49,321
  Equipment....................................       296,591           282,416
                                                   ----------        ----------
                                                      355,720           344,310
Accumulated depreciation.......................      (208,093)         (199,748)
                                                   ----------        ----------
Net property, plant and equipment..............       147,627           144,562

Intangible assets, net of amortization:
  Patents, licenses and software...............         9,210             9,231
  Distribution network.........................        14,096            13,823
  Customer lists, trademarks and tradenames....         3,549             1,192
  Goodwill.....................................        83,041            73,462
                                                   ----------        ----------
                                                      109,896            97,708
Investments....................................         7,070             6,544
Deferred income taxes..........................         6,411             6,141
Other assets...................................         1,033             1,240
                                                   ----------        ----------
Total Assets...................................    $  510,624        $  491,365
                                                   ==========        ==========
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable.............................    $   22,537        $   27,889
  Accrued payroll..............................        17,030            19,441
  Accrued expenses.............................        12,315            11,595
  Accrued severance............................        23,908            21,092
  Accrued income taxes.........................         1,221             4,484
  Current portion of long-term debt............        27,133            12,086
                                                   ----------        ----------
Total current liabilities .....................       104,144            96,587

Long-term debt, less current portion...........         1,165             1,223
Accrued severance..............................        10,550             8,912
Accrued post-retirement benefits...............        19,708            18,371
Other long-term liabilities....................        12,890            12,715
Minority interest..............................           143               143
Total shareholders' equity.....................       362,024           353,414
                                                   ----------        ----------
Total Liabilities and Shareholders' Equity.....    $  510,624        $  491,365
                                                   ==========        ==========
Common shares issued and outstanding of
  21,669,718 and 21,869,824, at March 29, 2008,
  and December 29, 2007, respectively.

                                     -more-

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Page 7

                                LITTELFUSE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data, unaudited)

                                                 For the Three Months Ended
                                               ------------------------------
                                               MARCH 29, 2008  March 31, 2007
                                               --------------  --------------
Net sales....................................    $   133,708    $   131,814

Cost of sales................................         95,227         90,493
                                                 -----------    -----------
Gross profit.................................         38,481         41,321

Selling, general and administrative
 expenses....................................         25,678         25,886
Research and development expenses............          5,623          5,287
Amortization of intangibles..................            892            657
                                                 -----------    -----------
Operating income.............................          6,288          9,491

Interest expense.............................            334            462
Other expense (income), net..................            313           (340)
                                                 -----------    -----------
Income before income taxes...................          5,641          9,369

Income taxes.................................          1,529          3,148
                                                 -----------    -----------
Net income...................................    $     4,112    $     6,221
                                                 ===========    ===========
Net income per share:
   Basic.....................................    $      0.19    $      0.28
                                                 ===========    ===========
   Diluted...................................    $      0.19    $      0.28
                                                 ===========    ===========
Weighted average shares and equivalent shares
 outstanding:
   Basic.....................................         21,782         22,163
                                                 ===========    ===========
   Diluted...................................         21,898         22,338
                                                 ===========    ===========

                                     -more-

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Page 8

                                LITTELFUSE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands, unaudited)

                                                       For the Three Months Ended
                                                     ------------------------------
                                                     MARCH 29, 2008  March 31, 2007
                                                     --------------  --------------
Operating activities:
Net income.........................................    $     4,112     $     6,221
Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
     Depreciation..................................          6,643           5,752
     Amortization of intangibles...................            892             657
     Stock-based compensation......................          1,003           1,410
Changes in operating assets and liabilities:
     Accounts receivable...........................         (4,057)           (210)
     Inventories...................................         (4,246)            416
     Accounts payable and accrued expenses.........         (5,988)           (915)
     Accrued payroll and severance.................          1,669          (6,905)
     Accrued income taxes..........................          1,896          (2,627)
     Prepaid expenses and other....................         (2,925)         (2,798)
                                                       -----------     -----------
Net cash (used in) provided by operating
 activities........................................         (1,001)          1,001

Investing activities:
     Purchases of property, plant and equipment....        (11,455)         (5,125)
     Purchase of businesses, net of cash
       acquired....................................         (9,280)              -
                                                       -----------     -----------
Net cash used in investing activities..............        (20,735)         (5,125)

Financing activities:
     Proceeds from debt............................         31,500          18,000
     Payments of debt..............................        (16,646)        (14,886)
     Proceeds from exercise of stock options.......            439           2,689
     Purchases of common stock.....................         (6,623)              -
                                                       -----------     -----------
Net cash provided by financing activities..........          8,670           5,803

Effect of exchange rate changes on cash............          1,557             695
                                                       -----------     -----------
(Decrease) increase in cash and cash equivalents...        (11,509)          2,374
Cash and cash equivalents at beginning of period...         64,943          56,704
                                                       -----------     -----------
Cash and cash equivalents at end of period.........    $    53,434     $    59,078
                                                       ===========     ===========

                                     -more-

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Page 9
                                LITTELFUSE, INC.
                            SUPPLEMENTAL INFORMATION
                (in thousands, except per share data, unaudited)

                                            For the Three Months Ended
                                          ------------------------------
                                          MARCH 29, 2008  March 31, 2007
                                          --------------  --------------
Net sales...............................   $   133,708      $   131,814

Cost of sales...........................        95,227           90,493
   Special items (1)....................        (4,392)          (3,564)
                                           -----------      -----------
Adjusted cost of sales..................        90,835           86,929
Adjusted gross profit...................        42,873           44,885
   % of sales...........................          32.1%            34.1%

Total operating expenses................        32,193           31,830
   Special items (2)....................             -             (521)
                                           -----------      -----------
Adjusted total operating expenses.......        32,193           31,309
   % of sales...........................          24.1%            23.8%

Adjusted operating income...............        10,680           13,576
                                           -----------      -----------
   % of sales...........................           8.0%            10.3%

Interest/other (income) expense.........           647              122
   Special items (3)....................          (772)               -
                                           -----------      -----------
Adjusted interest/other (income)
  expense...............................          (125)             122

Adjusted income before tax..............        10,805           13,454

Adjusted income tax expense.............         2,929            4,521
                                           -----------      -----------
   Effective rate.......................          27.1%            33.6%
Adjusted net income.....................   $     7,876      $     8,933
                                           ===========      ===========
Adjusted diluted earnings per share.....   $      0.36      $      0.40
                                           ===========      ===========
Diluted shares..........................        21,898           22,338
                                           ===========      ===========

Note: The Company believes that adjusted operating income is more indicative of its ongoing operating performance than GAAP operating income since the former excludes gains on asset sales and special charges that are related to closure of legacy operations.

Special Items:

(1) Special items for 2008 relate to restructuring charges involving the transfer of the Company's Mexico manufacturing operations to China. Special items for 2007 relate to restructuring charges involving the transfer of the Company's Chicago-area production and distribution to the Philippines and Mexico and additional charges for redundancy costs involving the Company's Heinrich operations.

(2) Special items for 2007 relate to restructuring charges involving the transfer of the Company's Chicago-area production and distribution to the Philippines and Mexico.

(3) Special items for 2008 reflected the net exchange rate impact of revaluing the Ireland restructuring charges and the related prepaid pension asset.

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